Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-211371 and 333-206647) and Form S-8 (No. 333-210485) of Oaktree Capital Group, LLC of our report dated February 26, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for debt issuance costs as discussed in Note 2 as to which the date is March 1, 2017, relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 1, 2017